UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2025

HELIO CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-56744	47-2813168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2448 Sixth Street, Berkeley, California 94710
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 545-2666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On August 26, 2025, Helio Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor (the “Buyer”). Pursuant to the Purchase Agreement, the Company issued a promissory note (the “Note”) in the aggregate principal amount of $275,000, for a purchase price of $250,000, reflecting an original issue discount of $25,000. The Note bears interest at 10% per annum and matures 12 months from the issue date.

In addition, the Company issued 25,000 unregistered shares of its common stock, nil par value (the “Commitment Shares”), to the Buyer as additional consideration. The net proceeds from the sale of the Note were approximately $200,000, after deducting legal and placement agent fees. The Company intends to use the net proceeds for general corporate and working capital purposes.

The Note is convertible, upon certain events of default or missed payments, into shares of the Company’s common stock at a price equal to 90% of the lowest closing price during the 10 trading days prior to conversion, subject to adjustment. Conversions are further limited by a beneficial ownership cap of 4.99% (which the Buyer may adjust up to 9.99% with 61 days’ notice).

The Note provides for monthly amortization payments beginning on February 26, 2026, with all remaining amounts due at maturity on August 26, 2026.

The Company may prepay the Note without penalty, subject to the holder’s conversion rights during that notice period. In addition, if the Company or its subsidiary receives cash proceeds from the issuance of securities pursuant to an Equity Line of Credit of the Company or an offering under Regulation A, the Holder may require the Company to apply up to 25% of such proceeds to repay the Note. The Note also includes a “most favored nation” provision, allowing the Holder to benefit from more favorable terms granted in subsequent financings. “Equity Line of Credit” means any arrangement in which the Company may sell shares of its common stock to an investor or underwriter at a price or under a pricing formula set in advance. Any such shares must be covered by an effective registration statement filed by the Company to permit resale by the investor or underwriter.

Events of default under the Note include, among others, failure to pay principal or interest when due, failure to deliver or reserve conversion shares, breaches of covenants or representations, bankruptcy or insolvency events, significant judgments, and failure to remain current in SEC reporting obligations. Upon default, the Holder may accelerate repayment and exercise other remedies, including conversion at a discount. The Purchase Agreement also contains customary indemnification provisions.

Network 1 Financial Securities (“Network 1”) acted as placement agent in connection with the Note purchase issuance. In addition, the Company has retained Network 1 to provide financial advisory services, including strategic advice regarding capital markets, investor and public relations support, and to assist in connection with potential future debt and equity capital raises.

The Purchase Agreement and the Note also contain customary representations, warranties, covenants, and events of default. Copies of the Purchase Agreement and the Note are filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 are incorporated herein by reference.

The Note and the Commitment Shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506(b) of Regulation D promulgated thereunder. The shares of common stock issuable upon conversion of the Note (the “Conversion Shares”), if and when issued, will be issued in reliance upon the same exemption. The Buyer represented to the Company that it is an “accredited investor” as defined in Rule 501(a) of Regulation D. None of the Note, the Commitment Shares, or the Conversion Shares have been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. These securities are characterized as “restricted securities” under the federal securities laws.

Item 9.01 Financial Statements and Exhibits.

10.1	Securities Purchase Agreement, dated August 26, 2025, by and between Helio Corporation and the Buyer.
10.2	$275,000 Promissory Note, dated August 26, 2025, issued by Helio Corporation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIO CORPORATION

Date: September 2, 2025	By:	/s/ Gregory T. Delory
	Name:	Gregory T. Delory
	Title:	Chief Executive Officer

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